Exhibit 99.1

Genesis Energy, L.P. Commences Offering of Senior Notes

HOUSTON — (BUSINESS WIRE) — Genesis Energy, L.P. (NYSE: GEL) announced the commencement of a public offering of $400,000,000 in aggregate principal amount of senior unsecured notes due 2023. The notes will be co-issued with our subsidiary, Genesis Energy Finance Corporation, and will be guaranteed, with certain exceptions, by substantially all of our existing and future subsidiaries. We intend to use net proceeds from the offering to fund the purchase price and accrued and unpaid interest for all of our 7.875% senior unsecured notes due 2018 that are validly tendered and accepted for payment in our concurrent tender offer and the redemption price and accrued and unpaid interest for any 7.875% senior unsecured notes due 2018 that remain outstanding after the completion or termination of our concurrent tender offer and for general partnership purposes, including repaying a portion of the borrowings outstanding under our revolving credit facility.

Deutsche Bank Securities, BMO Capital Markets, Citigroup, BofA Merrill Lynch, RBC Capital Markets, Scotiabank, US Bancorp and Wells Fargo Securities are acting as joint book-running managers for the notes offering. The notes offering is being made only by means of a prospectus supplement and accompanying base prospectus. A copy of the prospectus supplement and accompanying base prospectus associated with this offering may be obtained, when available, from the underwriters as follows:

•	Deutsche Bank Securities Inc., Attention: Prospectus Group, 60 Wall Street, New York, NY 10005, or by calling 1-800-503-4611 or by email at prospectus.cpdg@db.com;

•	BMO Capital Markets Corp., at 3 Times Square, 28th Floor, New York, NY 10036, Attention: Syndicate Department or by calling (212) 702-1882;

•	Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Ave., Edgewood, NY 11717. By email at prospectus@citi.com, or Toll-Free: (800) 831-9146;

•	BofA Merrill Lynch, Attention: Prospectus Department, 222 Broadway, New York, NY 10038. By email at dg.prospectus_requests@baml.com;

•	RBC Capital Markets, LLC, Three World Financial Center, 200 Vesey Street, 8th Floor, New York, NY 10281-8098. By email at CM-USA-Prospectus@rbc.com, or Toll-Free: (877) 280-1299;

•	Scotia Capital (USA) Inc., Attention: Debt Capital Markets, 250 Vesey Street, New York, New York 10281 Telephone: (800) 372-3930;

•	U.S. Bancorp Investments, Inc., Attention: Non-Investment Grade Syndicate, 214 North Tryon Street, Charlotte, NC 28202. Toll-Free: (877) 558-2607; or

•	Wells Fargo Securities, LLC, at 550 South Tryon Street, 7th Floor MAC D1086-070, Charlotte, NC 28202, Attention: Client Support or by calling 1-800-326-5897 or by e-mail at cmclientsupport@wellsfargo.com.

An electronic copy of the preliminary prospectus supplement and the accompanying base prospectus is available from the Securities and Exchange Commission’s (SEC) web site at http://www.sec.gov. The notes are being offered pursuant to an effective shelf registration statement that we previously filed with the SEC. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these notes in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state.

Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include onshore and offshore pipeline transportation, refinery services, marine transportation and supply and logistics. Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, Florida, Wyoming and the Gulf of Mexico.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, no assurance can be given that our goals will be achieved, including statements regarding our ability to successfully close the offering and to use the net proceeds as indicated above. Actual results may vary materially. We undertake no obligation to publicly update or revise any forward-looking statement.

Contact:

Genesis Energy, L.P.

Bob Deere, 713-860-2516

Chief Financial Officer